Exhibit 10.4

EXECUTION VERSION

STEPAN COMPANY

First Amendment
Dated as of September 29, 2023

to

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
Dated as of June 10, 2021

first Amendment

to Note PURCHASE AND PRIVATE SHELF Agreement

This first Amendment dated as of September 29, 2023 (this “Amendment”) to that certain Note Purchase and Private Shelf Agreement dated as of June 10, 2021 is among Stepan Company, a Delaware corporation (the “Company”), each Subsidiary Guarantor party hereto and each holder of Notes (as hereinafter defined) that is a party hereto (collectively, the “Noteholders”).

Recitals:

A. Whereas, the Company has heretofore entered into that certain Note Purchase and Private Shelf Agreement dated as of June 10, 2021 (the “Note Purchase Agreement”) with each of the Purchasers listed in Schedule A thereto pursuant to which the Company issued and has outstanding (i) $50,000,000 aggregate principal amount of its 2.30% Senior Notes, Series 2021-A, due June 10, 2028 (the “Series 2021-A Notes”), (ii) $50,000,000 aggregate principal amount of its 2.73% Senior Notes, Series 2021-D, due December 10, 2031 (the Series 2021-D Notes”) and (iii) $50,000,000 aggregate principal amount of its 2.83% Senior Notes, Series 2022-B, due March 1, 2032 (the “Series 2022-B Notes”; together with the Series 2021-A Notes and the Series 2021-D Notes, collectively, the “Notes”);

B. Whereas, capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require;

C. Whereas, the Company has requested that the Noteholders make certain amendments to the Note Purchase Agreement;

D. Whereas, the Required Holders have agreed to the Company’s amendment request and the Required Holders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth; and

E. Whereas, all requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.
Amendments.
1.1.
Section 7.1 of the Note Purchase Agreement is hereby amended by (i) renumbering clause (h) thereof to be clause (i), (ii) deleting the “and” at the end of clause (g) thereof and (iii) inserting a new clause (h) which shall read as follows:

(h) Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); and

1.2.
Section 9 of the Note Purchase Agreement is hereby amended by inserting a new Section 9.9 thereto which shall read as follows:

Section 9.9. Rating Requirements; Ratings Fee.

(a) On or prior to November 30, 2023, the Company shall deliver, or cause to be delivered, to each holder of Notes (i) a Private Rating Letter issued by an Acceptable Rating Agency setting forth the Debt Rating for the Notes and (ii) the related Private Rating Rationale Report with respect to such Debt Rating. From and after the delivery of such Private Rating Letter, the Company shall at all times maintain a Debt Rating for each Series of the Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (i) at least annually (on or before December 31 of the applicable year) and (ii) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other government authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

(c) Without limiting the Company’s obligations under the other clauses of this Section 9.9, if the Company has a Below Investment Grade Rating at any time during the period commencing with the First Amendment Effective Date and ending on December 31, 2024, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (a “Rating Fee”) of 0.75% per annum computed on the daily average outstanding principal amount of such Notes during each fiscal quarter during which the Company has a Below Investment Grade Rating; provided that, in no event shall a Rating Fee be payable pursuant to this Section 9.9 for any period for which a Leverage Fee is payable pursuant to Section 10.2(b). Such Rating Fee shall begin to accrue on the first day of the fiscal quarter during which the Company receives a Below Investment Grade Rating and shall, subject to the immediately succeeding sentence, continue to accrue until the Company delivers a Debt Rating as required pursuant to Section 9.9(b) reflecting an Investment Grade Rating (for the avoidance of doubt regardless of whether such Investment Grade Rating is received after December 31, 2024). In the event such a Debt Rating evidencing an Investment Grade Rating is delivered, the Rating Fee shall cease to accrue on the last day of the fiscal quarter during which such Debt Rating is delivered.

The Rating Fee with respect to each Note for each fiscal quarter for which such fee accrues shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the last day of each fiscal quarter during which the Company had a Below Investment Grade Rating and all accrued and unpaid Rating Fees on any principal amount of a Note being paid or prepaid shall be paid concurrently with such principal.

1.3.
Section 10.2 of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.2. Maximum Net Leverage Ratio.

(a) The Company will not permit the ratio (the “Net Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2023, of (i) Consolidated Debt minus Qualified Cash, in each case as of the last day of the applicable fiscal quarter (it being understood that such difference shall not be less than zero) to (ii) Consolidated EBITDA for the period of four (4) fiscal quarters then ended, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than the following ratios set forth below for the applicable fiscal quarter:

Quarter Ending	Net Leverage Ratio
September 30, 2023	4.00 to 1.00
December 31, 2023	4.00 to 1.00
March 31, 2024	4.00 to 1.00
June 30, 2024	4.00 to 1.00
September 30, 2024	3.75 to 1.00
December 31, 2024	3.75 to 1.00

March 31, 2025 and each fiscal quarter ending thereafter	3.50 to 1.00

provided, that after the fiscal quarter ending June 30, 2024, the Company may, not more than two (2) times during the term of this Agreement, elect (an “Acquisition Holiday Election”) to increase the maximum Net Leverage Ratio permitted under this Section 10.2 to 4.00 to 1.00 for a period of four (4) consecutive fiscal quarters in connection with, and commencing with the first fiscal quarter ending after, an Acquisition (the “Acquisition Holiday Election Quarter”) if, the aggregate consideration paid or to be paid in respect of such Acquisition equals or exceeds $75,000,000 (it being understood that the Net Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the fifth fiscal quarter following the Acquisition Holiday Election Quarter) and the Company pays the additional fees required by Section 10.2(b).

(b) If the Net Leverage Ratio exceeds 3.50 to 1.00 as of the end of any fiscal quarter, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the Company shall pay a fee on the aggregate outstanding principal amount of the Notes on a per annum basis equal to 0.75% (the “Leverage Fee”; the Leverage Fee and the Rating Fee are collectively referred to herein as the “Additional Fee”). Such Leverage Fee shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered, and shall, subject to the immediately succeeding sentence, continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Net Leverage Ratio is not more than 3.50 to 1.00. In the event such Officer’s Certificate evidencing that the Net Leverage Ratio is not more than 3.50 to 1.00 is delivered, the Leverage Fee shall cease to accrue on the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered.

Within 10 Business Days of the delivery of an Officer’s Certificate pursuant to Section 7.2(a) evidencing that Net Leverage Ratio exceeds 3.50 to 1.00, the Company shall pay to each holder of a Note the amount attributable to the Leverage Fee (the “Leverage Fee Payment”) which shall be the product of (i) the aggregate outstanding principal amount of Notes held by such holder (or its predecessor(s) in interest) as of the first day that the Leverage Fee begins to accrue with respect to the period covered by such Officer’s Certificate, (ii) 0.75% (to reflect the Leverage Fee) and (iii) 0.25 (to reflect that the Leverage Fee is payable quarterly). The Leverage Fee Payment, if any, shall be paid quarterly by wire transfer of immediately available funds to each holder of the Notes in accordance with the terms of this Agreement and all accrued and unpaid Leverage Fees on any principal amount of a Note being paid or prepaid shall be paid concurrently with such principal. The payment of a Leverage Fee shall not constitute a waiver of any Default or Event of Default.

1.4.
Section 10.11(b) of the Note Purchase Agreement is hereby amended by deleting the reference to “Incorporated Covenant” contained therein and inserting “Incorporated Provision” in place thereof.
1.5.
Schedule A to the Note Purchase Agreement shall be and hereby is amended by amending and restating or adding in the correct alphabetical order, as applicable, the following definitions:

“Acceptable Rating Agency” means (a) Fitch, Moody’s or S&P, or (b) or any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Below Investment Grade Rating” in respect of any Person means, at any time of determination, a Debt Rating of less than: (i) “BBB-” by S&P, (ii) “BBB-” by Fitch, (iii) “Baa3” by Moody’s or (iv) an equivalent Debt Rating by any other nationally recognized statistical rating agency.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“First Amendment Effective Date” means September 29, 2023.

“Fitch” means Fitch, Inc. or, if applicable, its successor.

“Investment Grade Rating” in respect of any Person means, at any time of determination, a Debt Rating of at least: (i) “BBB-” by S&P, (ii) “BBB-” by Fitch, (iii) “Baa3” by Moody’s or (iv) an equivalent Debt Rating by any other nationally recognized statistical rating agency.

“Leverage Fee” is defined in Section 10.2(b).

“Leverage Fee Payment” is defined in Section 10.2(b).

“Moody’s” means Moody’s Investors Service, Inc. or, if applicable, its successor.

“Principal Credit Facility” means: (a) the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof, (b) the Note Purchase Agreement dated as of September 29, 2005, as Supplemented by that First

Supplement thereto dated as of June 1, 2010 and that Second Supplement thereto dated as of November 1, 2011 and amended by that First Amendment thereto dated as of October 25, 2011, that Second Amendment thereto dated as of April 23, 2014 and that Third Amendment thereto dated January 30, 2018, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof, (c) the Note Purchase Agreement dated as of June 27, 2013, by and among the Company and purchasers party thereto, as amended by the First Amendment thereto dated January 30, 2018, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof, (d) the Note Purchase Agreement dated as of July 10, 2015, by and among the Company and purchasers party thereto, as amended by the First Amendment thereto dated January 30, 2018, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof, (e) the Note Purchase and Master Note Agreement dated as of June 10, 2021, by and among the Company, NYL Investors LLC and the purchasers party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof and (f) any agreement under which Debt of the Company or any Subsidiary in an aggregate amount of $100,000,000 or more is outstanding or which provides for a commitment to make loans, advances or other financial accommodations to the Company or any Subsidiary in an aggregate amount of $100,000,000 or more.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Global Service in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any Debt Rating, a report issued by the Acceptable Rating Agency in connection with such Debt Rating setting forth an analytical review of such series of Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for such series of Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

“Qualified Cash” means, as of any date of determination, the amount by which the sum of (i) unrestricted and unencumbered cash or Permitted Investments of the Company and its Domestic Subsidiaries on deposit in accounts located in the United States on such date plus (ii) an amount equal to 65% of unrestricted and unencumbered cash or Permitted Investments of the Company and its Subsidiaries on deposit in accounts not located in the United States on such date exceeds $50,000,000; provided that in no event shall the amount of Qualified Cash exceed $100,000,000.

“Rating Fee” is defined in Section 9.9.

“S&P” means S&P Global Ratings or, if applicable, its successor.

SECTION 2.
Representations and Warranties of the Company.
2.1.
To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company, represents and warrants to the Noteholders that:
(a)
this Amendment has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company, and this Amendment and the Note Purchase Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)
the execution, delivery and performance of this Amendment by the Company and the performance by the Company hereof and of the Note Purchase Agreement, as amended by this Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company may be bound, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company, or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company;
(c)
no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this Amendment by the Company or the performance hereof or of the Note Purchase Agreement, as amended by this Amendment, by the Company;
(d)
on the Effective Date (as hereinafter defined), after giving effect to this Amendment, all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company, on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date);
(e)
since June 30, 2023, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and
(f)
as of the Effective Date and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing and no waiver of Default or Event of Default is in effect.
SECTION 3.
Conditions to Effectiveness of this Amendment.
3.1.
This Amendment shall become effective upon satisfaction of each and every one of the following conditions (the date of such satisfaction, the “Effective Date”):
(a)
executed counterparts of this Amendment, duly executed by the Company, each Subsidiary Guarantor and the Required Holders, shall have been delivered to each Noteholder or its special counsel;
(b)
the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on and with respect to the Effective Date;
(c)
each other Principal Credit Facility in existence on the date hereof shall have been amended to make corresponding modifications to the applicable terms thereof to be consistent with those in the Note Purchase Agreement, as amended by this Amendment, and copies of such amendments shall have been delivered to each Noteholder or its special counsel;
(d)
the Company shall have paid by wire transfer of immediately available funds to each Holder at the account of such Holder set forth in Schedule A to the Note Purchase Agreement (or to such other account as such Holder shall have provided to the Company in writing), an amendment fee in an amount equal to 0.05% of the aggregate outstanding principal amount of Notes held by such Holder; and
(e)
the Company shall have paid the fees and expenses of ArentFox Schiff LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.
SECTION 4.
Miscellaneous.
4.1.
Except as expressly amended hereby, the Note Purchase Agreement and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Note Purchase Agreement shall hereafter be read and construed together as a single document, and all references in the Note Purchase Agreement or any agreement or instrument related to the Note Purchase Agreement shall hereafter refer to the Note Purchase Agreement as amended by this Amendment. The Company and each Subsidiary Guarantor hereby ratifies the Note Purchase Agreement and the Subsidiary Guaranty and acknowledges and reaffirms (a) that it is bound by all terms of the Note Purchase Agreement and Subsidiary Guaranty applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Note Purchase Agreement, the Subsidiary Guaranty and the Notes.
4.2.
Nothing contained herein shall be deemed to (a) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or, except as expressly set forth herein, to otherwise modify any provision of the Note Purchase Agreement, or (b) give rise to any defenses or counterclaims to the right of any Noteholder to compel payment of any obligations of the Company or any Subsidiary Guarantor owing to such Noteholder when due or to otherwise enforce its rights and remedies under the Note Purchase Agreement, the Subsidiary Guaranty or the Notes.
4.3.
The Company hereby confirms its obligations under the Note Purchase Agreement whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Noteholders, all out-of-pocket costs and expenses, including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel, incurred by such Noteholder in connection with this Amendment or the transactions contemplated hereby, in enforcing any rights under this Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Amendment or the transactions contemplated hereby. The obligations of the Company under this Section 4.3 shall survive transfer by any Noteholder of any Note and payment of any Note.
4.4.
Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.
4.5.
The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
4.6.
This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
4.7.
This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Delivery of an electronic signature to, or a signed copy of, this Amendment by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to the Amendment, the Company and each Subsidiary Guarantor hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by an authorized representative as of the date first written above.

Very truly yours,

Stepan Company

By /s/ Luis E. Rojo

Name: Luis E. Rojo

Title: Vice President and Chief Financial Officer

Stepan Specialty Products, LLC

By /s/ Luis E. Rojo

Name: Luis E. Rojo

Title: Vice President and Chief Financial Officer

Stepan Surfactants Holdings, LLC

By /s/ Luis E. Rojo

Name: Luis E. Rojo

Title: Vice President and Chief Financial Officer

Accepted as of the date first written above.

The Prudential Insurance Company of America

Prudential Term Reinsurance Company

Gibraltar Universal Life Reinsurance Company

Prudential Universal Reinsurance Company

By: PGIM, Inc., as Investment Manager

By: /s/ Joshua Brooks

Vice President

We acknowledge that The Prudential Insurance Company of America holds (i) $25,000,000.00 2.30% Senior Notes, Series 2021-A, due June 10, 2028, (ii) $3,350,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032 and (iii) $8,600,000.00 2.73% Senior Notes, Series 2021-D, due December 10, 2031

We acknowledge that Prudential Term Reinsurance Company holds $3,550,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032

We acknowledge that Gibraltar Universal Reinsurance Company holds $3,050,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032

We acknowledge that Prudential Universal Reinsurance Company holds $27,050,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032

prudential ANNUITIES life ASSURANCE CORPORATION

By: Pruco Life Insurance Company (as Grantor)

By: PGIM, Inc. (as Investment Manager)

By: /s/ Joshua Brooks
Vice President

We acknowledge that Prudential Annuities Life Assurance Corporation holds (i) $1,500,000.00 2.30% Senior Notes, Series 2021-A, due June 10, 2028 and (ii) $8,100,000.00 2.73% Senior Notes Series 2021-D, due December 10, 2031

The Gibraltar Life Insurance Co., Ltd.

the prudential life insurance company, ltd.

By: PGIM Japan Co., Ltd., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By: /s/ Joshua Brooks
Vice President

We acknowledge that The Gibraltar Life Insurance Co., Ltd. holds $13,850,000.00 2.30% Senior Notes, Series 2021-A, due June 10, 2028

We acknowledge that The Prudential Life Insurance Company, Ltd. holds (i) $9,650,000.00 2.30% Senior Notes, Series 2021-A, due June 10, 2028 and (ii) $15,350,000.00 2.73% Senior Notes, Series 2021-D, due December 10, 2031

Highmark Inc.

Health Options, Inc.

The Independent Order of Foresters

Zurich American Life Insurance Company

By: PGIM Private Placement Investors, L.P.

(as Investment Advisor)

By: PGIM Private Placement Investors, Inc.

(as its General Partner)

By: /s/ Joshua Brooks

Vice President

We acknowledge that Highmark Inc. holds $5,000,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032

We acknowledge that Health Options, Inc. holds $5,000,000.00 2.73% Senior Notes, Series 2021-D, due December 10, 2031

We acknowledge that The Independent Order of Foresters holds $5,000,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032

We acknowledge that Zurich American Life Insurance Company holds (i) $3,000,000.00 2.83% Senior Notes, Series 2022-B, due March 1, 2032 and (ii) $12,950,000.00 2.73% Senior Notes, Series 2021-D, due December 10, 2031